Exhibit 10.30

March 24, 2023

Dear Magda:

STAAR Surgical Company is pleased to offer you the position of Chief Clinical, Regulatory and Medical Affairs Officer reporting to Tom Frinzi, President and Chief Executive Officer. Your beginning wage will be $18,269.23 per bi-weekly pay period ($475,000 annually), in addition to all the benefits offered through our current policies.

Subject to approval by the Compensation Committee of the Board of Directors, you will receive an initial equity grant valued at 400% of your annual base salary ($1,900,000 value) in the form of Stock Options (50% value) and RSU’s (50% value). The Options will vest over a three-year period on the following schedule: one-year cliff vest for the first third with the remaining two thirds vesting monthly over the remaining 24 months of the grant. These options will be valued using the BSV method and priced at the date of grant which will be at market close on or about May 8th. The RSU awards will vest over a three-year period: 33% cliff vesting upon the first anniversary of the grant, 33% vesting on the second anniversary and 33% vesting on the third anniversary of the grant. The RSU’s will also be granted on or about May 8th.

You will also participate in STAAR’s annual Long Term Incentive Plan. For the next year we will recommend to the Compensation Committee a grant approximately valued at 350% of your annual salary. Over the last two years these grants have been valued at 1/3 stock options, 1/3 RSU’s and 1/3 PSU’s.

In addition, you will participate in our Corporate Annual Incentive Bonus Program. You will have a target bonus of 50% of your annual base salary, which will be payable on an annual basis and subject to the successful achievement of corporate and personal goals and objectives. If the corporate bonus pool is funded for 2023 performance achievement, your prorated bonus will be calculated as to months in position and will be payable in 2024.

Among the other benefits offered to you is unlimited vacation, an annual health care screen from Cedars Sinai, an Executive whole life insurance policy valued at $500,000, our comprehensive health care benefits plan, a competitive 401K Plan and a Severance and a Change in Control Agreement.

This comprehensive offer is subject to the approval of the Compensation Committee of the Board of Directors.

This offer is also contingent on the successful completion of a background check which will be conducted by the Mintz Group, an independent background verification company contracted by STAAR Surgical.

Upon acceptance of this offer and the successful completion of a background check, you may begin work. Your start date is to be determined. On your first day of employment, you will need to bring identification in order to complete all necessary paperwork, including your Employment Eligibility Verification (Form I-9).

Please make note, employment is at the mutual consent of the employee and STAAR and can be terminated “at will,” with or without cause, by either you or STAAR in its sole discretion at any time.

Magda, we are very excited about the possibility of your joining the STAAR Executive Team. We believe your contributions to the Company will quickly have significant and long lasting impact on STAAR.

Sincerely,

Bill Goodmen

Vice President Global Human Resources

cc. Tom Frinzi